Exhibit (a)(2)
               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

          Ellsworth Convertible Growth and Income Fund, Inc., a Maryland corporation having its principal office at c/o The Corporation Trust Incorporated, 32 South Street, City of Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

          FIRST:  The charter of the Corporation is hereby amended as follows:

     (a) Paragraph (1) of Article VI of the Amended and Restated Articles of Incorporation is amended and restated to read in full as follows:

     (1) The number of directors of the Corporation shall be seven (7), which number may be increased or decreased pursuant to the By-Laws of the Corporation but shall never be less than three (3) except for any period during which shares of the Corporation are held by less than three stockholders and in such instance such number shall not be less than the number of stockholders. The directors shall be classified, with respect to the time for which the severally hold office, into three classes, as nearly equal in number as reasonably possible, with the directors in each class to hold office until their successors are elected and qualified. Each member of the Board of Directors in the first class of directors shall hold office until the Annual Meeting of Stockholders in 1988, each member of the Board of Directors in the second class of directors shall hold office until the Annual Meeting of Stockholders in 1989, and each member of the Board of Directors in the third class of directors shall hold office until the Annual Meeting of Stockholders in 1990. At each Annual Meeting of the Stockholders of the Corporation, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the later of the annual meeting of stockholders held in the third year following the year of their election or the election and qualification of the successors to such class of directors.

     (b) Paragraphs (4) and (5) are added to Article VI of the Amended and Restated Articles of Incorporation of the Corporation, which Paragraphs (4) and
(5) read in full as follows:

     (4) Any one or more directors may be removed only for cause by the stockholders as provided herein. At any annual meeting of stockholders of the Corporation or at any special meeting of

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          stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of the outstanding shares of the Corporation entitled to vote thereon, present in person or by proxy, by the affirmative vote of at least two-thirds of the outstanding shares of the Corporation entitled to vote, may remove such director or directors for cause.

     (5) The affirmative vote or consent of the holders of two-thirds of the outstanding shares of the Corporation is required to amend paragraph (1),(4) and this paragraph (5) of Article VI of the Charter of the Corporation.

     (c) Paragraph (5) of Article X of the Amended and Restated Articles of Incorporation of the Corporation is amended by amending and restating Subparagraph (E) and redesignating Subparagraph (E) as Subparagraph (G), by deleting the word "or" at the end of Subparagraph (D), and by adding new Subparagraphs (E) and (F) to Paragraph (5), which Subparagraphs (E), (F)and(G) read in full as follows:

               (E) change in the classification of the Corporation from a diversified to a non-diversified management investment company as defined under the Investment Company Act of 1940;

               (F) change in the nature of the business of the Corporation so that it would cease to be an investment company registered under the Investment Company Act of 1940; or

               (G) amendment to the Charter of the Corporation which makes the Common Stock a redeemable security (as such term is defined in the Investment Company Act of 1940) or which reduces the two-thirds vote required to authorize the actions in (A) through (F) above or this subparagraph (G).

          SECOND: The board of directors of the Corporation by unanimous written consent pursuant to Section 2-408 of the Corporation and Associations Article of the Annotated Code of Maryland, on December 2, 1986, duly adopted a resolution in which was set forth the foregoing amendments to the charter, declaring that the said amendments of the charter as proposed were advisable and directing that they be submitted for action thereon by the stock-holders of the Corporation at the annual meeting of stockholders to be held on January 23, 1987.

          THIRD: Notice setting forth the said amendments to the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendments to the charter of the Corporation as hereinabove set forth were approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

          FOURTH: The amendments to the charter of the Corporation as hereinabove set forth have been duly advised by the board of directors and approved by the stockholders of the Corporation.

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        IN WITNESS WHEREOF, Ellsworth Convertible Growth and Income Fund, Inc.
has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on January 30, 1987.

                          ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.


                                   By:   /s/ Thomas H. Dinsmore
                                        President
                                        Thomas H. Dinsmore

[SEAL]


Attest:   /s/ Sigmund Levine
     Secretary
     Sigmund Levine


          THE UNDERSIGNED, President of Ellsworth Convertible Growth and Income Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                   /s/ Thomas H. Dinsmore
                                   Thomas H. Dinsmore

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